Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces planned filing of Fiscal 2014 10-K and

First Quarter 2015 10-Q, as well as Preliminary 2015 Second

Quarter Results Range

Coral Gables, FL (July 30, 2015) — MasTec, Inc. (NYSE: MTZ) today announced it will be filing its 2014 Annual Report on Form 10-K on July 31, 2015. The Audit Committee established and observed a process that the Company followed in the preparation of its 2014 Form 10-K, including a detailed review of percentage-of-completion accounting at the Company’s Electrical Transmission segment and a detailed review of accounting judgments, estimates and entries over a multi-year period across the balance of the Company’s segments selected to further test the reliability of the previously issued financial statements.

The Company has concluded that certain accounting adjustments are appropriate with respect to interim periods during the Company’s fiscal year ended December 31, 2014. In the aggregate, these interim period adjustments increase the Company’s previously disclosed unaudited, preliminary net income attributable to MasTec, Inc. (“Net Income”) for the year ended December 31, 2014 by $0.3 million to an aggregate of $115.9 million.

These adjustments reduce previously reported first quarter 2014 Net Income by $3.9 million, or $0.05 per fully diluted share, increase previously reported second quarter 2014 Net Income by $1.7 million, or $0.02 per fully diluted share, and increase previously reported third quarter 2014 Net Income by $3.7 million or $0.04 per fully diluted share. For the nine months ended September 30, 2014, these adjustments increase previously reported Net Income by $1.5 million, or $0.02 per fully diluted share. In addition, the previously mentioned adjustments will decrease previously disclosed preliminary, unaudited fourth quarter 2014 Net Income by $1.2 million, or $0.01 per fully diluted share. Additional details regarding these restatements and the status of the Audit Committee’s ongoing investigation are contained in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Accordingly, the Audit Committee determined that the Company’s previously issued consolidated financial statements for those 2014 interim periods contained in its quarterly reports on Form 10-Q should no longer be relied upon. Additionally, the Company’s earnings press releases with respect to the 2014 interim periods and similar communications should no longer be relied upon to the extent that they relate to these interim period financial statements. The 2014 Form 10-K will include restated financial statements and other related disclosures for each of the 2014 interim periods described above.

The Company also announced that it expects to file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 not later than August 10, 2015 and expects that final reported net loss attributable to MasTec, Inc. will be reduced by approximately $0.5 million as compared to the Company’s previously disclosed unaudited, preliminary net loss attributable to MasTec, Inc.

Lastly, the Company announced its preliminary results range for the quarterly period ended June 30, 2015. The Company’s second quarter 2015 results have been negatively affected by significant disruptions caused by heavy rains and flooding in many of its work areas from the Gulf of Mexico coast to the Canadian border. This rain and flooding has negatively affected second quarter productivity and margins across various segments.

In addition, second quarter operating results for the Company’s Electrical Transmission segment are significantly weaker than initially expected due to lower revenues, the impact of rain and flooding and project inefficiencies. This segment has been the primary focus of the Audit Committee independent investigation over the past several months, requiring a significant amount of time and effort by its management team. These matters have diverted the attention of management from the operations of its business and its performance in obtaining new project awards has suffered during this period. We currently expect this segment will underperform and will show continued weakness in revenue and operating profit during the second half of 2015 as it seeks to replenish its backlog and normalize its operations.

Jose Mas, MasTec’s Chief Executive Officer, commented, “I have great confidence in our Electrical Transmission segment management team. They have done an excellent job of building this business over the last several years. As their focus returns to the business, I am convinced that they can deliver on the operational excellence we expect.”

As a result, for the second quarter of 2015, the Company now expects revenue of approximately $1.1 billion. Second quarter 2015 continuing operations adjusted EBITDA, a non-GAAP measure, is estimated at $70 to $75 million with continuing operations adjusted diluted earnings per share, a non-GAAP measure, estimated at $0.10 to $0.13. The Company will update full-year 2015 guidance in conjunction with its upcoming second quarter press release and earnings call. Due to complexity and resources requirements involved in the expected 2014 annual report and first quarter 2015 filings over the next few weeks, the Company expects it may utilize the automatic five day extension period to file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015. Accordingly, the Company expects to file that Quarterly Report on Form 10-Q not later than August 17, 2015 and expects to have its earnings call no later than the morning of August 18, 2015. Details of the call will be provided in a subsequent press release.

A reconciliation of the non-GAAP measures in the preliminary estimates is provided below:

Preliminary Reconciliation of Non-GAAP Disclosures and Supplemental Disclosures—Unaudited

(In millions, except for percentages and per share amounts)

	Estimate for the Three Months Ended June 30, 2015
EBITDA and Adjusted EBITDA Reconciliation – Continuing Operations
Net (loss) income from continuing operations	$(3) – 0
Interest expense, net	13
(Benefit from) provision for income taxes	(2) – 0
Depreciation and amortization	43

EBITDA—continuing operations	$52 – 57
Non-cash stock-based compensation expense	3
Acquisition integration costs	9
Audit Committee investigation related costs	7
Losses on non-controlled joint venture	—

Adjusted EBITDA—continuing operations	$70 - 75

EBITDA and Adjusted EBITDA Margin Reconciliation – Continuing Operations
Net (loss) income from continuing operations	(0.2%) - 0.0%
Interest expense, net	1.2%
(Benefit from) provision for income taxes	(0.2%) - 0.	0%
Depreciation and amortization	3.9%

EBITDA margin—continuing operations	4.7% - 5.1%
Non-cash stock-based compensation expense	0.2%
Acquisition integration costs	0.8%
Audit Committee investigation related costs	0.6%
Losses on non-controlled joint venture	—

Adjusted EBITDA margin—continuing operations	6.4% - 6.8%

	Estimate for the Three Months Ended June 30, 2015
Adjusted Net Income from Continuing Operations and Adjusted Diluted EPS – Continuing Operations Reconciliation
Adjusted Net Income from Continuing Operations Reconciliation
Net (loss) income from continuing operations	$(3) – 0
Non-cash stock-based compensation expense, net of tax	2
Acquisition integration costs, net of tax	5
Audit Committee investigation related costs, net of tax	4
Losses on non-controlled joint venture, net of tax	—

Adjusted net income from continuing operations	$8 - 11

	Estimate for the Three Months Ended June 30, 2015
Adjusted Diluted EPS Reconciliation—Continuing Operations
Diluted (loss) earnings per share – continuing operations	$(0.03) - 0.00
Non-cash stock-based compensation expense, net of tax	0.02
Acquisition integration costs, net of tax	0.06
Audit Committee investigation related costs, net of tax	0.05
Losses on non-controlled joint venture, net of tax	—

Adjusted diluted earnings per share—continuing operations	$0.10 – 0.13

Tables may contain differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of energy, utility and communications infrastructure, such as: electrical utility transmission and distribution; natural gas and petroleum pipeline infrastructure; wireless, wireline and satellite communications; power generation, including renewable energy infrastructure; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including the effect of economic conditions on demand for our services, trends in oil, natural gas, electricity and other energy source prices; reduced capital expenditures by our customers, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technological developments and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects, and performance on such projects; customer disputes related to our performance of services; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; our ability to replace non-recurring projects with new projects; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements, integrate acquired businesses within expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; any exposure related to divested businesses; any exposure resulting from system or information technology interruptions or data security breaches; the impact of U.S. federal, local or state tax legislation and other regulations affecting renewable energy, electricity prices, electrical transmission, oil and gas production, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; risks associated with operating in international markets, which could restrict our ability to expand globally and harm our business and prospects or any failure to comply with laws applicable to our foreign activities; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multi-employer pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; restrictions imposed by our credit facility, senior notes, and any future loans or securities; our ability to obtain performance and surety bonds; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. Other risks include uncertainties related to the Audit Committee’s independent investigation described above, including, without limitation: the impact of the investigation on our operations, management and other corporate resources; the costs and expenses of the investigation; the time needed to complete the investigation; whether the Audit Committee’s investigation will lead to the discovery of additional accounting errors, whether the investigation will discover any additional material weakness in internal control over financial reporting or discover other adverse facts; unanticipated material issues that could delay the completion of the investigation or cause additional delays in the release and filing of the Company’s financial results and periodic financial reports; and possible regulatory action or private party litigation. We do not undertake any obligation to update forward-looking statements.